Exhibit 10.13

                                  AMENDMENT TO
                   AMENDED AND RESTATED MASTER LOAN AGREEMENT


         THIS AMENDMENT, dated as of the 2nd day of July, 1999 (the "Amendment"), is made by and between Suarez Housing Corporation, a Florida corporation (the "Borrower"), with offices located at 9950 Princess Palm Avenue, Suite 112, Tampa, Florida 33619, and Bank of America, N.A., a national banking association, successor by merger to NationsBank, N.A. (the "Bank"), with its offices located at 1410 N. Westshore Boulevard, Suite 100, Tampa, Florida, to modify and amend the terms of a certain Amended and Restated Master Loan Agreement dated November 17, 1995 and riders thereto, as modified and amended, and a certain Amended and Restated Master Loan Agreement dated July 2, 1998 and riders thereto, as modified and amended, made by Borrower and Bank.

                                    RECITALS

         A. Borrower opened a revolving line of credit loan in the amount of $10,000,000.00 and a revolving line of credit loan in the amount of $9,500,000.00 with Bank, which have been modified and amended from time to time thereafter (the "Loan" or "Loans"), which are used for the purpose of acquiring lots and constructing single family dwellings in subdivisions acceptable to Bank and mortgaged to Bank as security for the Loans.

         B. Borrower and Bank have previously entered into a certain Amended and Restated Master Loan Agreement dated November 17, 1995, and Borrower and Bank have previously entered into a certain Amended and Restated Master Loan Agreement dated July 2, 1998, (collectively the "Loan Agreement") setting forth the terms upon which Bank has agreed to make advances under the Loans from time to time.

         C. Borrower has requested and Bank has agreed to increase the amount of the Loan by a future advance in the amount of $3,500,000.00 secured by the Mortgage and administered under the terms of the Loan Agreement, except as modified herein.

         D. Borrower and Bank desire to modify and amend the terms of the Loan in the manner set out herein.

         NOW, THEREFORE, in consideration of the premises, of the Loan advances which may be agreed to be made Bank to Borrower hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

         1. The foregoing recitals are true and are incorporated herein.

         2. Paragraph 1.1 (q) of the Loan Agreement is amended as follows:

                  The full payment and performance of the Loan will continue to be guaranteed, jointly and severally, by International American Homes, Inc., a Delaware corporation, and by

         Robert J. Suarez, individually, ("Guarantor"), subject to the terms provided in the Guaranty and herein. The Guarantor hereby subordinates any and all obligations of the Borrower to him in favor of Bank in order that there shall be no offset against the guarantee of any amount which may be owing to the Guarantor by Borrower. The existing individual guaranty of Guarantor Suarez will be released as to sums previously advanced and his guaranty shall not extend to sums advanced under the Loan in the future, for the construction of Pre-Sold Units. Furthermore, if the financial statements for International American Homes, Inc., tested quarterly, show a Tangible Net Worth of $7,200,000 or more, and a Total Debt/ Tangible Net Worth ratio (adjusted for bonds) of 2.75:1, or better, then the personal guaranty of Guarantor Suarez will be abated as to 50% of the sums previously advanced or advanced in the future for the construction of Spec and Model Units and lots. If the financial statements for International American Homes, Inc., tested quarterly, show a Tangible Net Worth of $7,500,000 or more, and a Total Debt /Tangible Net Worth ratio (adjusted for bonds) of 2.50:1, or better, then the personal guaranty of Guarantor Suarez will be abated in full. The personal guaranty of Guarantor will be reinstated consistent with the foregoing standards if International American Homes, Inc. fails to maintain the stated ratios. If the personal guaranty of Guarantor Suarez qualifies for abatement in full as of January 1, 2000, then Bank will release the personal guaranty of Guarantor Suarez in full on his request. The guaranty of International American Homes, Inc. shall not be affected by any of the foregoing actions taken as to Guarantor Suarez.

         3. Paragraph 2.1 of the Loan Agreement is amended as follows:

                  Borrower covenants and agrees to pay to Bank a nonrefundable Commitment Fee in the amount of $137,500.00, one-half ($68,750.00) of which is due on or before closing and one-half of which ($68,750.00) is due on or before December 15,1999. An annual loan fee equal to 137,500.00 shall be due each year on the anniversary of the Loan closing if the Loan extends beyond one year, one-half of which is due on or before closing and one-half of which is due on or before December 15, 2000.

         4. Paragraph 2.3 of the Loan Agreement is amended as follows:

                  The Loan proceeds will continue to be used solely to finance the acquisition of developed lots and the cost of construction of single family dwellings ("Units") on lots owned or to be acquired by Borrower and mortgaged to Bank in those certain developments located in Hillsborough County, Pasco County and Pinellas County, Florida, and in such other counties as Bank may approve. Bank will disburse Loan proceeds in accordance with the Loan documents as modified from time to time thereafter.

                  (a) Use of Loan proceeds for the construction of Units shall be limited to 125 Spec and Model Units and a total outstanding and committed of $12,500,000.00 at any one time; and 93 Pre-Sold Units and a total amount actually outstanding of $9,300,000.00 at any one time. Use of Loan proceeds is further limited to 10 Spec and Model Units in any one subdivision at any one time.

                  (b) Each individual Unit financed under the Loan shall be completed in a period not to exceed six (6) months from the date construction commences.

                  (c) Use of Loan proceeds for the purchase of developed lots shall be limited to 220 lots and a total amount outstanding and committed of $4,000,000.00 at any one time. The amount to be funded for each lot shall be an amount equal to the lesser of (i) 75% of Borrower's cost, or (ii) 75% of appraised value, with a minimum of 25% cash equity in each lot, or (iii) $35,000.00. Use of Loan proceeds is further limited to 50 developed lots in any one subdivision at any one time. Lots under the Loan greater than two (2) years shall be removed from the collateral pool.

                  (d) Use of Loan availability for the issuance of standby letters of credit in support of development activities shall be limited to $1,000,000 outstanding or committed at any one time and shall reduce the borrowing base availability proportionately.

         Notwithstanding the foregoing limitations by category, the total amount outstanding under the Loan at any one time shall not exceed the loan amount of $23,000,000.00.

         5. Paragraph 2.3(e) of the Loan Agreement is amended as follows:

                  To monitor the collateral base and to assist in calculating the Maximum Allowable Funding, Borrower shall provide to Bank monthly a report of construction completion status on the Bank's form, or other form approved by Bank, for all units financed under the Loans. Inspection fees under the Loans will be $125 per unit, irrespective of the number of times Bank elects to inspect.

         6. Paragraph 2.10 is hereby added to the Loan Agreement as follows:

                  2.10 Inspections and Monitoring. To monitor the collateral base and to assist in calculating the Maximum AlIowabIe Funding, Borrower shall provide to Bank monthly a report of construction completion status on the Bank's form, or other form approved by Bank, for all units financed under the Loans. Inspection fees under the Loans will be $125 per unit, irrespective of the number of times Bank elects to inspect.

         7. Paragraph 5.9 of the Loan Agreement is amended as follows:

                  Title insurance coverage for the Loan under a loan policy or policies of title insurance with revolving credit endorsement shall continue to insure advances under the Loan.

         8. Paragraph 5.11 of the Loan Agreement is amended as follows:

                  Borrower will provide Bank with (a) quarterly 10-Q filings for International American Homes, Inc., including internally prepared consolidating financial information for wholly-owned subsidiaries, within 90 days of the end of each quarter; (b) annual 10-K for International American Homes, Inc., including consolidating financial information for wholly-owned subsidiaries, within 120 days of fiscal year end, and (c) annual and quarterly inventory and sales reports.

         9. Paragraph 5.18 of the Loan Agreement is amended as follows:

                  (a) Bank will fund under the Loan up to but not in excess of an amount, referred to here as the Aggregate Maximum Allowable Funding, which is from time to time the aggregate sum of the Maximum Allowable Funding amount for all units and lots subject to the Loan. In calculating the Maximum Allowable Funding, the amount which has been advanced or which is eligible to be advanced on account of the underlying land lot is referred to herein as the Lot Advance. The Maximum Allowable Funding amount for a pre-sold unit will be the sum of
         (1) the Lot Advance, plus (2) the product of (a) the then current percentage of completion of the unit, times (b) an amount which does not exceed 100% of the unit cost breakdown (not including the Lot Advance) submitted by Borrower and approved by Bank, nor the lesser of
         1) 80% of the completed value of each unit, which amount shall be determined by a valuation acceptable to Bank, less the Lot Advance, or
         2) 80% of the contracted purchase price of the unit, less the Lot Advance. The Maximum Allowable Funding amount for a model or spec unit will be the sum of (1) the Lot Advance, plus (2) the product of (a) the then current percentage of completion of the unit, times (b) an amount which does not exceed 100% of the unit cost breakdown submitted by Borrower and approved by Bank, nor 80% of the completed value of each unit, less the Lot Advance. The Maximum Allowable Funding amount for a lot will be the lesser of 1) 75% of Borrower's cost, 2) 75% of the appraised value, or 3) not to exceed $35,000.00).

                  (b) Units or lots may be released from the lien of the mortgage: (1) without a partial release payment if the Aggregate Maximum Allowable Funding after subtracting the released lot or unit's Maximum Allowable Funding from the collateral pool exceeds the then outstanding loan balance; (2) otherwise, upon payment of the difference between the Aggregate Maximum Allowable Funding after subtracting the released lot or unit's Maximum Allowable Funding from the collateral pool and the then outstanding loan balance. Spec units subject to the Loan shall be removed from the collateral pool after one year. Model units subject to the Loan shall be removed from the collateral pool after two years.

         10. Paragraph 6.3 is hereby added to the Loan Agreement as follows:

                  6.3 Year 2000 Representations, Covenants and Warranties.

                           (a) Borrower has (i) begun analyzing the operations of Borrower and its subsidiaries and affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

                           (b) Borrower reasonably believes any suppliers and vendors that are material to the operations of Borrower or its subsidiaries and affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

                           (c) Borrower will promptly notify Bank in the event Borrower determines that any computer application which is material to the operations of Borrower, its subsidiaries or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower.

         11. Paragraph 10.1 of the Loan Agreement is amended as follows:

                  10.1 Financial Covenants. Borrower will at all times report its financial condition using generally accepted accounting principles consistently applied, except to the extent modified by the following definitions:

                           (a) Tangible Net Worth: "Tangible Net Worth" is defined as the aggregate of total shareholders' equity plus any debt to Related Parties (as hereinafter defined) which are subordinated to the Loan, less any intangible assets and any obligations due from shareholders, partners, employees, and/or affiliates.

                           (b) Ratio of Total Debt to Tangible Net Worth: The "Ratio of Total Debt to Tangible Net Worth," is defined as the aggregate of current liabilities and non-current liabilities (excluding contingent liabilities and non-recourse bonds) less subordinated loans from Related Parties (as hereinafter defined), divided by Tangible Net Worth shall not exceed 2.75:1, tested semi-annually, during the period from closing of the Loan to maturity, if and as extended.

                           (c) Net Loss: Borrower shall not suffer any net loss as reflected in the annual financial statements prepared and submitted to Bank during the term of the Loan.

                           (d) Related Parties: "Related Parties" shall mean the partners or shareholders of Borrower, or any corporations, trusts, partnerships, or other entities in which Borrower owns directly, or indirectly, a 51% interest.

                           (e) Minimum Tangible Net Worth: Borrower shall maintain a minimum Tangible Net Worth of $6,500,000, tested semiannually, during the term of the Loan.

         12. Except as expressly set out herein and in the Loan Documents of even date, all terms and provisions of the Loan Documents shall continue in force and effect with respect to the Loan.


         IN WITNESS WHEREOF, Borrower and Bank have executed this Loan Agreement as of the above written date.


                                                    Suarez Housing Corporation,
                                                    a Florida corporation

                                                                          [Seal]

/s/ Robert I. Antle                                 By: /s/ Robert J. Suarez
--------------------                                    --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez

/s/ Donald S. Hart, Jr.                             Its:      President
--------------------                                    --------------------
Witness  DONALD S. HART, JR.

                                                    Bank of America, N.A.


                                                    By:
--------------------                                    --------------------
Witness                                                     Dean W. Kuna


--------------------
Witness                                             Its: Senior Vice President

                              JOINDER OF GUARANTOR

         The undersigned as Guarantor hereby joins in and consents to the foregoing Loan Agreement.


                                             International American Homes, Inc.,
                                             a Delaware corporation

                                                                          {Seal}

/s/ Robert I. Antle                                 By: /s/ Robert J. Suarez
--------------------                                    --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez


/s/ Donald S. Hart, Jr.                             Its:      President
--------------------                                    --------------------
Witness  DONALD S. HART, JR.


/s/ Robert I. Antle                                 /s/ Robert J. Suarez  {Seal}
--------------------                                --------------------
Witness  ROBERT I. ANTLE                            Robert J. Suarez
                                                    individually

/s/ Donald S. Hart, Jr.
--------------------
Witness  DONALD S. HART, JR.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM 10-Q

(MARK ONE)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM                 TO
                                            ---------------    ---------------

                         COMMISSION FILE NUMBER 0-13800

                       INTERNATIONAL AMERICAN HOMES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                        22-2472608
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                    Identification Number)

                  9950 Princess Palm Ave., Suite 112, Tampa, FL
            33619 (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (813) 664-1100

                                 NOT APPLICABLE
      (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes |X| No |_|

As of July 31, 1999, the number of shares outstanding of the registrant's common stock, par value $.01, was 870,880.

================================================================================
                            Total number of pages: 16

                       INTERNATIONAL AMERICAN HOMES, INC.

                                AND SUBSIDIARIES

                                      Index

                                                                            Page
                                                                            ----

Part I. Financial Information:

   Item 1. Financial Statements

           Consolidated Balance Sheets (Unaudited) as of June
           30, 1999 and March 31, 1999 ........................................3

           Consolidated Statements of Income and Retained
           Earnings (Unaudited) for the three months ended
           June 30,1999 and 1998 ..............................................5

           Consolidated Statements of Cash Flows (Unaudited)
           for the three months ended June 30, 1999 and 1998 ..................6

           Notes to Consolidated Financial Statements (Unaudited)..............7

   Item 2. Management's Discussion and Analysis of Financial
           Condition and Results of Operations ................................9

   Item 3. Quantitative and Qualitative Disclosures About Market Risk ........15

Part II.   Other Information:

   Item 2. Changes in Securities and Use of Proceeds..........................15

   Item 6. Exhibits and Reports on Form 8-K...................................15

Signatures ...................................................................16

Part I. Financial Information

                                     ITEM 1

                              FINANCIAL STATEMENTS

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)

                                     ASSETS

                                                 June 30, 1999   March  31, 1999
                                                 -------------   ---------------

CASH AND CASH EQUIVALENTS - including $40 and       $ 2,077          $ 1,461
    $40 restricted, respectively
RECEIVABLES                                           1,306            1,626
REAL ESTATE INVENTORY                                17,640           18,247
COLLATERAL FOR BONDS PAYABLE                          2,926            3,199
PROPERTY AND EQUIPMENT - less accumulated
    depreciation of $545 and
    $513, respectively                                   17               49

OTHER ASSETS                                             28              186
                                                    -------          -------


         TOTAL ASSETS                               $23,994          $24,768
                                                    =======          =======

        The accompanying notes are an integral part of these consolidated balance sheets.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                              June 30, 1999      March 31, 1999
                                              -------------      --------------

LIABILITIES

MORTAGE NOTES AND LOANS PAYABLE                 $  8,318             $  8,571
BONDS PAYABLE                                      2,808                3,068
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES           3,715                4,403
CUSTOMER DEPOSITS                                    235                  180
                                                --------             --------
    Total Liabilities                             15,076               16,222
                                                --------             --------

STOCKHOLDERS' EQUITY

PREFERRED STOCK - $.01 par value; 4,000,000
    shares authorized; none
    issued or outstanding                             --                   --
COMMON STOCK - $.01 par value; 10,000,000
    shares authorized; 1,000,952
    and 985,955 shares issued, respectively;
    869,214 and 857,385 shares outstanding,
    respectively                                      10                   10
ADDITIONAL PAID-IN CAPITAL                         2,323                2,267
RETAINED EARNINGS                                  6,586                6,270
TREASURY STOCK - 131,738 and 128,570 shares,
    respectively                                      (1)                  (1)
                                                --------             --------
    Total Stockholders' Equity                     8,918                8,546
                                                ========             ========

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 23,994             $ 24,768
                                                ========             ========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME AND RETAINED
                   EARNINGS (Dollars in thousands, except per
                                 share amounts)

                                   (Unaudited)

                                        Three Months Ended June 30,
                                           ---------------------
                                             1999        1998
                                           ---------   ---------

REVENUES
    Home sales                             $  14,030   $  14,551
    Interest and other income                     79          75
                                           ---------   ---------
                                              14,109      14,626
                                           ---------   ---------
COSTS AND EXPENSES
    Cost of home sales                        11,792      12,276
    Selling, general and administrative        1,679       1,589
    Interest                                      70          83
    Depreciation                                  30          24
    Restructuring provision                       50          --
    Reversal of creditor liability                --      (1,322)
                                           ---------   ---------
                                              13,621      12,650
                                           ---------   ---------
INCOME BEFORE INCOME TAXES                       488       1,976
PROVISION FOR INCOME TAXES                       172         270
                                           ---------   ---------
NET INCOME                                       316       1,706
RETAINED EARNINGS, BEGINNING OF PERIOD         6,270       4,025
                                           =========   =========
RETAINED EARNINGS, END OF PERIOD           $   6,586   $   5,731
                                           =========   =========

BASIC NET INCOME PER SHARE                 $     .37   $    1.84
                                           =========   =========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING (as adjusted for the
 reverse stock split effective on
 December 1, 1998)                           858,355     926,965
                                           =========   =========
DILUTED NET INCOME PER SHARE               $     .36   $    1.84
                                           =========   =========
WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES (as adjusted
 for the reverse stock split effective
 on December 1, 1998)                        875,708     926,965
                                           =========   =========


              The accompanying notes are an integral part of these
                            consolidated statements.

               INTERNATIONAL AMERICAN HOMES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)
                                   (Unaudited)

                                                                 Three Months Ended June 30,
                                                                    ------------------
                                                                      1999      1998
                                                                    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $   316    $ 1,706
Adjustments to reconcile net income to net cash
  provided by operating activities:
       Reversal of creditor liability                                    --     (1,322)
       Depreciation                                                      30         24
Changes in operating assets and liabilities
       Decrease (Increase) in receivables                               320     (2,142)
       Decrease in real estate inventory                                607      3,647
       Decrease in collateral for bonds payable                         273        251
       Decrease in accounts payable and accrued liabilities            (688)      (601)
       Increase (Decrease) in customer deposits                          55        (58)
       Decrease  in other assets                                        158        137
                                                                    -------    -------
Net cash  provided  by operating activities                           1,071      1,642
                                                                    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Decrease in restricted cash                                       --        239
       Property and equipment, net                                        2          2
                                                                    -------    -------
Net cash provided by investing activities                                 2        241
                                                                    -------    -------
CASH FLOWS USED IN FINANCING ACTIVITIES:
       Proceeds from mortgage notes and loans payable                    --      2,671
       Payments of mortgage notes and loans payable                    (253)    (5,264)
       Repayments of bonds payable - finance subsidiaries              (260)      (243)
       Proceeds from stock options exercised                             57         --
       Purchase of  treasury stock                                      (16)       (15)
       Return of unclaimed bankruptcy distributions                      15         --
                                                                    -------    -------
Net cash  used in financing activities                                 (457)    (2,851)
                                                                    -------    -------
NET INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS                   616       (968)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      1,421      1,171
                                                                    =======    =======
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $ 2,037    $   203
                                                                    =======    =======
SUPPLEMENTAL DISCLOSURES OF  CASH FLOW INFORMATION:
    Cash paid during the period for:
        Interest                                                    $   243    $   332
                                                                    =======    =======
        Income taxes                                                $    85    $     0
                                                                    =======    =======

             The accompanying notes are an integral part of these
                            consolidated statements.

                       INTERNATIONAL AMERICAN HOMES, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

International American Homes, Inc. (the "Company") was incorporated under the laws of the State of Delaware on April 27, 1983. The Company, through its subsidiary, designs, builds, and sells single-family homes and villas and develops finished building lots, primarily in middle income communities in suburban residential areas in Greater Tampa, Florida.

During the fiscal year ended March 31, 1998, and in prior years, the Company also conducted home building activities in Metropolitan Washington, D.C.. Such activities have been terminated.

The interim consolidated financial statements have been prepared without audit and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments for interim periods presented have been made (which include only normal recurring accruals and deferrals) for a fair presentation of consolidated financial position, results of operations, and cash flows. The consolidated financial statements and condensed notes should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in the Company's latest Annual Report on Form 10-K. Results for interim periods are not necessarily indicative of the results which might be expected for a full year.

NOTE 2 - CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Company generally considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3 - PLAN OF REORGANIZATION

On April 16, 1990, the Company and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On August 12, 1992, the Bankruptcy Court entered an order confirming the Company's Plan of Reorganization (the "Plan" or "Plan of Reorganization"). The plan expired on August 12, 1998 with the exception of a continuing dividend restriction. The dividend restriction requires that before the Company can pay any dividends to stockholders it must first pay to certain holders of creditor's claims $1,250,000.

During the year ended March 31, 1993 the Company provided an estimated liability for potential distributions of cash flow to creditors of $1,322,000. The Company has calculated the cash flow (as defined in the plan) for the cumulative six year period ended June 30, 1998 and has determined that there was no cash flow (as defined in the plan) for that period. Accordingly, no distribution to creditors was required. At June 30, 1998, the Company reversed the estimated liability and recognized income of $1,322,000.

NOTE 4 - REAL ESTATE INVENTORY

Real estate inventory consists of the following ( in thousands):

                                         June 30, 1999     March 31, 1999
                                         -------------     --------------
Accumulated costs of construction
  completed and in progress                 $ 8,007           $ 8,468
Land and land development costs               9,476             9,610
Land options and deposits                       157               169
                                            -------           -------
                                            $17,640           $18,247
                                            =======           =======

NOTE 5 - CONDENSED FINANCIAL STATEMENTS OF CONSOLIDATED FINANCE SUBSIDIARIES

The Company's wholly-owned finance subsidiaries were established to sell collateralized mortgage obligations through participation in various multi-builder bond programs. In these sales, which last occurred in 1987, the Company originated and pooled mortgage loans which were then pledged as collateral for bonds payable. The interest rates on the mortgage loans that comprise the collateral for bonds payable roughly equate with the interest rates on the related bonds payable.

Condensed financial information is as follows (in thousands):

                            Condensed Balance Sheets
                                   (Unaudited)

                                            June 30, 1999     March 31, 1999
                                            -------------     --------------
Assets:
    Collateral for bonds payable               $2,926             $3,199
     Other Assets                                   2                  3
                                               ------             ------
Total Assets                                   $2,928             $3,202
                                               ======             ======
Liabilities and Equity:
    Bonds payable                              $2,808             $3,068
    Equity and intercompany advances              120                134
                                               ------             ------
Total Liabilities and Equity                   $2,928             $3,202
                                               ======             ======

                       Condensed Statements of Operations
                                   (Unaudited)

                                            Three Months Ended June 30,
                                            ---------------------------
                                                1999          1998
                                                ----          ----
Revenues - Interest and other income             $67           $86
                                                 ===           ===
Income before income taxes                       $ 2           $ 3
                                                 ===           ===

NOTE 6 - COMMITMENTS AND CONTINGENCIES

During the quarter ended June 30, 1999 an additional charge of $50,000 was taken to reflect the current period estimate for completing the termination of home-building operations in Metropolitan Washington, D.C. The interim Consolidated Financial Statements at June 30, 1999 reflect a liability of $44,000 representing the remaining balance of the additional restructuring provision associated with the termination of home-building operations in Metropolitan Washington, D.C.. Although the Company believes that the remaining provision is sufficient based on current period estimates, the actual cost may be greater or less. (See note 1)

At June 30, 1999, the Company had commitments to purchase 567 finished building lots in the Greater Tampa area at a total purchase price of approximately $15,627,000 over a three-year period. Substantial deposits will be forfeited if the Company is unable to satisfy these commitments. See Management Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources.

The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the Company's financial position or the results of operations.

NOTE 7 - COMMON STOCK

At the 1998 Annual Meeting of Stockholders, which was held on September 17, 1998, the stockholders approved a proposal to adopt an amendment to the Company's Restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued and outstanding common stock. The Amendment did not change the par value of the common stock which remained at $.01 per share. The Amendment became effective with the filing of a Certificate of Amendment with the Secretary of State of Delaware on December 1, 1998. The effect of the Reverse Stock Split has been retroactively reflected in the statements for all periods presented.

                                     ITEM 2

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto and other financial information included elsewhere in this Quarterly Report on Form 10-Q. Certain statements in this Item 2 and Notes to Financial Statements (Unaudited) and elsewhere in this Quarterly Report on Form 10-Q constitute "forward-looking statements." Such forward- looking statements include expectations concerning future operations, margins, profitability, liquidity and capital resources. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the demographic trends and other conditions impacting the housing market in the areas in which the Company operates, competition in such areas, the availability of financing, litigation outcomes, and general economic and business conditions, which may impact levels of disposable income of potential home buyers.

LIQUIDITY AND CAPITAL RESOURCES

The interim Consolidated Financial Statements for the quarter ended June 30, 1999 reflect a liability of $44,000 representing the remaining balance of the additional restructuring provision associated with the termination of home-building operations in Metropolitan Washington, D.C.. (see note 1) The actual cost may be greater or less than the remaining provision. The Company believes that it has sufficient cash flow on hand to absorb the remaining costs associated with the restructuring.

The Company, through its subsidiary, obtains financing from commercial banks for a portion of the cost of acquiring finished building lots and for most of the costs of the construction of homes. This financing is generally available for homes that are subject to a contract of sale and also for a limited number of homes in advance of sale. The Company's loan commitments as well as current banking regulations limit the portion of each home that can be financed to approximately 75% of its value. Since the Company uses its own capital resources to fund those costs that cannot be financed, the Company's future growth will be limited by the amount of such resources. As a result of the use of these financing arrangements, the Company is currently, and expects to continue to be, highly leveraged.

The Company currently has financing agreements in the aggregate amount of $23,280,000 with commercial banks located in the areas in which its subsidiary operates. The terms of these financing agreements vary, are each for one year or more from their date of origination, are generally guaranteed by the Company, and are all secured by the related real estate inventory. The Company's Chairman and President has agreed to personally guarantee a portion of the financing agreements including a specific indemnification of certain environmental conditions. The obligations of the Company's Chairman and President continue during the term of the loan agreement subject to certain ratios and financial performance of the Company which have been satisfied at June 30, 1999.

The Company generally acquires finished building lots under contracts which spread the time for acquisition of such lots over a period of time that roughly coincides with the estimated time required for the sale of the homes on those lots. At June 30, 1999, the Company had commitments to purchase 567 finished building lots in the Greater Tampa area at a total purchase price of approximately $15,627,000 over a three-year period. These commitments assure a continuing supply of finished building lots in the future. In conjunction therewith $157,000 of land options and deposits have been paid. A substantial portion of those deposits will be forfeited if the Company is unable to satisfy these commitments.

During the year ended March 31, 1996, the Company purchased a parcel of land in Greater Tampa, Florida containing approximately 360 lots of which 300 were undeveloped. At June 30, 1999, the Company had developed 257 of those undeveloped lots into finished building lots and delivered 164 homes on those lots in prior periods up to and including June 30, 1999. The Company obtained financing from a commercial bank to fund a portion of the cost of acquiring and developing the land.

The Company's short-term liquidity and its ability to operate over the short term are reasonably assured by the financing agreements in place, by the Company's backlog of sales contracts, and by the commitments to acquire finished building lots. The Company's long-term liquidity is not affected by any material capital expenditure but would be impacted by the inability to renew certain of the financing agreements when they mature. The strength of the housing market in the areas where the Company operates and the ability of the Company to maintain a continued supply of finished building lots will also affect the Company's long-term liquidity. Management believes that the Company currently has adequate financing and liquidity to meet its short-term financial obligations and to fund the short-term acquisition and construction of inventory. However, there is no assurance that such financing will be available to the Company in the future. In addition, homebuilding is a cyclical industry with economic conditions having a substantial impact on operating performance.

YEAR 2000

The Company believes that Year 2000 issues are not material to its business and that the consequences of such issues would not have a material effect on the Company's business, results of operations or financial condition without taking into account the Company's efforts to avoid those consequences. Nevertheless management is taking what it believes to be all necessary steps to become Year 2000 compliant.

Substantially all of the Company's computer equipment is relatively new and, when purchased, was and is Year 2000 compliant. To bring its mainframe computer into compliance, the Company has engaged Pro Data Business Computers ("Pro Data") to make the changes in its mainframe computer which are necessary to make it Year 2000 compliant. Pro Data commenced its work during the fiscal quarter ending March 31, 1999 and expects to complete its work prior to September 30, 1999. The Company estimates that the necessary work will cost approximately $20,000. The costs for such work will be expensed. Only limited testing of the Company's computer systems is expected to be necessary.

The costs of purchasing existing Year 2000 compliant computer equipment was approximately $10,000, all of which was financed from working capital and capitalized with provision for amortization over a period of two years.

The Company believes that its existing software programs are capable of being modified to conform to Year 2000 requirements. The estimated costs of modification of the Company's software programs and the purchase of comparable Year 2000 compliant software will not exceed $5,000. Costs of modifying and purchasing software will be expensed as incurred.

Most of the materials used by the Company in connection with its home-building activities are purchased from local suppliers for whom Year 2000 issues as they relate to the Company are either non-existent or immaterial. The Company has made inquiries of its principal suppliers, i.e., those firms from whom it purchases appliances (General Electric Company), concrete (CSR/Rinker Materials), lumber (Hillsborough Builders Supply) and windows (Norandex) but as yet is not in a position to assess the Year 2000 readiness of such suppliers. Because the Company is a relatively modest customer of the suppliers of certain of those items, management believes that it will have only limited opportunities to engage in interactive testing with such suppliers for the purpose of determining Year 2000 readiness for transactions with them.

Because of the nature of the Company's relationship with its home-buyer customers, Year 2000 issues are not directly relevant to such relationships.

The Company has not formulated any contingency plan with respect to its failure or the failure of any of its suppliers to be Year 2000 compliant prior to December 31, 1999. The Company does not believe that a failure by the Company or any of its suppliers to be Year 2000 compliant by that date will have a material adverse effect on its business.

RESULTS OF OPERATIONS

The following table sets forth certain information with respect to homes delivered and homes sold during the periods presented, as well as homes sold under contract but not delivered ("Backlog") at the dates shown (dollars in thousands).

                                           Three Months Ended
                                                June 30,
                                          ---------------------
                                           1999           1998
                                          -------       -------
Homes delivered
    Units                                      93           109
    Home sales revenue                    $14,030       $14,551
    Average sales price                   $ 150.9       $ 133.5
Homes sold
    Units                                     110            94
    Sales value                           $16,646       $13,137
    Average sales price                   $ 151.3       $ 139.8

                                                June 30,
                                          ---------------------
                                           1999           1998
                                          -------       -------
Backlog
    Units                                     122            92
    Sales value                           $17,831       $13,301
    Average sales price                   $ 146.2       $ 144.6

The decrease in home sales revenues for the three months ended June 30, 1999 compared to the three months ended June 30, 1998 results from a decrease in the number of units delivered substantially offset by an increase in average sales price of the units delivered. The decrease in the number of units delivered results generally from timing factors. The increase in the average sales price results from a wider product range and price increases.

The Company realized an increase in the number of homes sold during the three months ended June 30, 1999 compared to the three months ended June 30, 1998. The increase is attributed to an increase in the number of operating communities and a greater number of sales in each community.

The increase in the average sales price of homes sold during the three months ended June 30, 1999 compared to the three months ended June 30, 1998 results from a wider product range and price increases.

THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30, 1998

The following table sets forth, for the periods indicated, certain information regarding the Company's operations (dollars in thousands).

                                                       Three Months Ended June 30,
                                                    ---------------------------------
                                                          1999              1998
                                                    ---------------   ---------------
                                                    Dollars     %     Dollars     %
                                                    -------   -----   -------   -----
Home sales revenues                                 $14,030   100.0   $14,551   100.0
Cost of home sales                                   11,792    84.0    12,276    84.4
Gross profit                                          2,238    16.0     2,275    15.6
Selling, general and administrative expenses          1,679    12.0     1,589    10.9
Income before restructuring charge, reversal of
creditor liability and income taxes                     538     3.9       654     4.5
Restructuring charge                                     50      .4        --      --
Reversal of creditor liability                           --      --     1,322     9.1
Income before income taxes                              488     3.5     1,976    13.6

Gross profit decreased for the three months ended June 30, 1999 while gross profit as a percentage of home sales revenues increased. The decrease in gross profit is attributed to the reduction in home sales revenues, partially offset by the higher gross profit percentage.

Selling, general and administrative expenses for the three months ended June 30, 1999 increased in amount and as a percentage of home sales revenues over the prior comparable period. Selling expenses were constant in amount but increased as a percentage of home sales revenues. The increase in percentage is attributed to the absorption of fixed costs and other selling expenses over lower home sales revenues. The increase in general and administrative expenses is attributed primarily to higher employment costs. General and administrative expenses increased as a percentage of home sales revenues as a result of the increased costs and the reduction in home sales revenues.

The change in income before restructuring charge, reversal of creditor liability and income taxes for the three months ended June 30, 1999 compared to the three months ended June 30, 1998 reflects the changes in gross profit and selling, general and administrative expenses.

The reversal of creditor liability results from the elimination of the estimated liability for potential distributions of cash flow to creditors provided during the year ended March 31, 1993. (see note 3, "plan of reorganization")

The change in income before income taxes for the three months ended June 30, 1999 compared to the three months ended June 30, 1998 reflects the changes in all the components of income and expense set forth above.

For the three months ended June 30, 1999 and June 30, 1998 a provision for income taxes of $172,000 and $270,000 was recorded. For both periods the rates were calculated at statutory rates.

Interest and other income includes $67,000 and $86,000 and interest expense include $65,000 and $83,000 for the three months ended June 30, 1999 and June 30, 1998 respectively, from wholly-owned finance subsidiaries established in prior years to sell collateralized mortage obligations through participation in various multi-builder bond programs.

ITEM 3

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

             None

Part II. Other Information

ITEM 2

         CHANGES IN SECURITIES AND USE OF PROCEEDS

        (a) On December 1, 1998 the Company effected a 1-for-3 reverse stock split combination of its shares of common stock.


ITEM 6

         EXHIBITS AND REPORTS ON FORM 8-K

        (a) Exhibits

             None

         (b) Reports on Form 8-K

             None

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            INTERNATIONAL AMERICAN HOMES, INC.

Date: August 12, 1999               By: /s/ ROBERT J. SUAREZ
                                       --------------------------------------
                                    Robert J. Suarez
                                    President

Date: August 12, 1999               By: /s/ ROBERT I. ANTLE
                                       --------------------------------------
                                    Robert I. Antle
                                    Executive Vice President, Treasurer, and
                                    Chief Financial Officer